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                                                                    EXHIBIT 11.1

                                  Tekgraf, Inc.

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FOR THE THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                       2000             1999
                                                       ----             ----
Net loss                                           $      (671)     $    (6,916)
Basic and diluted weighted average number of
  common shares                                      6,161,664        6,161,664

Basic and diluted net loss per share               $     (0.10)     $     (1.12)
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